Exhibit 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Raptor Discoveries Inc., wholly-owned subsidiary of Registrant	Delaware, United States
Raptor Therapeutics Inc., wholly-owned subsidiary of Registrant	Delaware, United States
Raptor Pharmaceuticals Europe B.V., wholly-owned subsidiary of RPTP European Holdings C.V.	The Netherlands
Raptor European Products, LLC, wholly-owned subsidiary of Raptor Therapeutics Inc.	Delaware, United States
RPTP European Holdings C.V., wholly-owned subsidiary of Raptor Therapeutics Inc. and Raptor European Products, LLC	Registered in the Netherlands, business office in Grand Cayman